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As filed with the Securities and Exchange Commission on October 25, 2012

Registration No. 333-184199

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
To
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Singulex, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	8071 (Primary Standard Industrial Classification Code Number)	13-4213664 (I.R.S. Employer Identification Number)

1650 Harbor Bay Parkway, Suite 200
Alameda, CA 94502
(888) 995-6123
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Philippe J. Goix, Ph.D.
President and Chief Executive Officer
Singulex, Inc.
1650 Harbor Bay Parkway, Suite 200
Alameda, CA 94502
(888) 995-6123
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Alan C. Mendelson, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 Telephone: (650) 328-4600 Facsimile: (650) 463-2600	Glenn R. Pollner, Esq. Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166 Telephone: (212) 351-4000 Facsimile: (212) 351-4035

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        This Amendment No. 4, or Amendment No. 4, to the Registration Statement on Form S-1 (File No. 333-184199) of Singulex, Inc., or the Registration Statement, is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 4. This Amendment No. 4 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

 PART II

Information Not Required in Prospectus

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of Common Stock being registered. All amounts are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the FINRA filing fee and the New York Stock Exchange listing fee.

Item	Amount to be paid
SEC registration fee	$9,884
FINRA filing fee	13,438
The New York Stock Exchange listing fee	250,000
Printing and engraving expenses	250,000
Legal fees and expenses	1,200,000
Accounting fees and expenses	1,000,000
Blue Sky, qualification fees and expenses	15,000
Transfer Agent fees and expenses	2,500
Miscellaneous expenses	59,178

Total	$2,800,000

Item 14.    Indemnification of Directors and Officers.

        As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

  •
  any transaction from which the director derived an improper personal benefit.

        These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

        As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

  •
  we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

  •
  we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

  •
  the rights provided in our amended and restated bylaws are not exclusive.

        Our amended and restated certificate of incorporation, attached as Exhibit 3.2 hereto, and our amended and restated bylaws, attached as Exhibit 3.4 hereto, provide for the indemnification provisions described above and elsewhere herein. We intend to enter into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

        The form of Underwriting Agreement, attached as Exhibit 1.1 hereto, provides for indemnification by the underwriters of us and our officers who sign this Registration Statement and directors for specified liabilities, including matters arising under the Securities Act.

Item 15.    Recent Sales of Unregistered Securities.

        The following list sets forth information as to all securities we have sold since January 1, 2009, which were not registered under the Securities Act.

1.
In November 2010, we issued a warrant to Compass Horizon Funding Company LLC to purchase 42,800 shares of Series E Preferred Stock at a price of $5.2569 per share (or, at the holder's election, shares of a future series of preferred stock at the issuance price per share of such future series of preferred stock equal to the value $225,000), which warrant expires on November 24, 2020.

2.
In May 2011 and June 2011, in a series of closings, we issued warrants that are currently exercisable for an aggregate of 342,771 shares of Series F Preferred Stock at an exercise price of $7.0387 per share to eight accredited investors in connection with a bridge loan financing. The warrants may be exercised at any time prior to their terminate dates, which are seven years from the date of issuance.

3.
In August 2011, we issued an aggregate of 272,040 shares of Common Stock upon conversion of 2,220 shares of Series A Preferred Stock, 894 shares of Series B Preferred Stock, 226,721 shares of Series C Preferred Stock and 45,263 shares of Series D Preferred Stock pursuant to the terms of our amended and restated certificate of incorporation as then in effect.

4.
In February 2012, in a series of closings, we issued and sold an aggregate of 2,178,732 shares of Series F Preferred Stock at a price of $7.0387 per share for a combination of cash and conversion of $10.3 million in convertible debt and accrued interest, for aggregate gross consideration of $15.3 million to eight accredited investors.

5.
In March 2012, in two instances, we issued 989 shares of Series B Preferred Stock (for an aggregate of 1,978 shares of Series B Preferred Stock) to two separate accredited investors pursuant to the exercise of warrants to purchase Series B Preferred Stock, each with an exercise price of $60.6474 per share, for total cash proceeds of $120,000.

6.
In April 2012, we issued a warrant to purchase 5,615 of Series F Preferred Stock at a price of $7.0387 per share, which warrant expires on April 3, 2022, to Compass Horizon Funding Company LLC/Horizon Credit I LLC in connection with the entry into an amended and restated loan and security agreement.

7.
In September 2012 and October 2012, we issued 4,122 shares of Series C Preferred Stock and 8,244 shares of Series C Preferred Stock, respectively, (for an aggregate of 12,366 shares of Series C Preferred Stock) to two separate accredited investors pursuant to the exercise of warrants to purchase Series C Preferred Stock, each with an exercise price of $7.2777 per share, for total cash proceeds of $90,000.

8.
We sold an aggregate of 236,046 shares of Common Stock to employees, directors and consultants for cash consideration in the aggregate amount of $162,308 upon the exercise of stock options and stock awards.

9.
We granted stock options and stock awards to employees, directors and consultants under our 2002 Stock Option Plan, as amended, covering an aggregate of 1,379,526 shares of Common Stock, at an average exercise price of $1.39 per share. Of these, options covering an aggregate of 266,225 shares were cancelled without being exercised.

        We claimed exemption from registration under the Securities Act for the sale and issuance of securities in the transactions described in paragraphs (1)-(7) by virtue of Section 4(2) and/or Regulation D promulgated thereunder as transactions not involving any public offering. All of the purchasers of unregistered securities for which we relied on Section 4(2) and/or Regulation D represented that they were accredited investors as defined under the Securities Act. We claimed such exemption on the basis that (a) the purchasers in each case represented that they intended to acquire the securities for investment only and not with a view to the distribution thereof and that they either received adequate information about the registrant or had access, through employment or other relationships, to such information and (b) appropriate legends were affixed to the stock certificates issued in such transactions.

        We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs (8)-(9) above under Section 4(2) of the Securities Act in that such sales and issuances did not involve a public offering or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

Item 16.    Exhibits and Financial Statement Schedules.

        (a)   Exhibits.    See the Exhibit Index attached to this Registration Statement, which is incorporated by reference herein.

        (b)   Financial Statement Schedules.    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

  1.
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  2.
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

 Signatures

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Alameda, California, on October 25, 2012.

SINGULEX, INC.
By:	/s/ PHILIPPE J. GOIX Philippe J. Goix, Ph.D. President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PHILIPPE J. GOIX Philippe J. Goix, Ph.D.	Director, President and Chief Executive Officer (Principal Executive Officer)	October 25, 2012
/s/ MICHAEL BELL Michael Bell	Chief Financial Officer (Principal Financial and Accounting Officer)	October 25, 2012
* Heiner Dreismann, Ph.D.	Director	October 25, 2012
* Carl L. Gordon, Ph.D., CFA	Director	October 25, 2012
* Andre Marion	Director	October 25, 2012
* R. Douglas Norby	Director	October 25, 2012
* Stephen L. Rose, CMA	Director	October 25, 2012

Signature	Title	Date

* Fred K. Vogt	Director	October 25, 2012

*By:	/s/ PHILIPPE J. GOIX Philippe J. Goix, Ph.D. Attorney-in-Fact	October 25, 2012

 Exhibit Index

Exhibit Number		Description
1.1		Form of Underwriting Agreement.

3.1(a)	+	Fourth Amended and Restated Certificate of Incorporation, currently in effect.

3.1(b)	+	Form of Fifth Amended and Restated Certificate of Incorporation, effecting a reverse stock split.

3.2	+	Form of Sixth Amended and Restated Certificate of Incorporation, to be in effect immediately prior to the consummation of this offering.

3.3	+	Bylaws, currently in effect.

3.4	+	Form of Amended and Restated Bylaws, to be in effect immediately prior to the consummation of this offering.

4.1		Reference is made to exhibits 3.1 through 3.4.

4.2		Form of Common Stock Certificate.

4.3	+	Form of warrant to purchase shares of Series C Preferred Stock in connection with a placement agreement, dated June 28, 2006.

4.4	+	Warrant to purchase shares of Series C Preferred Stock issued to Bridge Bank, N.A.

4.5	+	Warrant issued to purchase shares of Series C Preferred Stock issued to General Electric Capital Corporation.

4.6	+	Form of warrant to purchase shares of Series D Preferred Stock issued to security holders in connection with a convertible note financing.

4.7	+	Form of warrant to purchase shares of Series F Preferred Stock issued to security holders in connection with a convertible note financing.

4.8	+	Warrant issued to purchase shares of Series F Preferred Stock issued to Horizon Credit I, LLC.

4.9	+	Warrant issued to purchase shares of Series E Preferred Stock issued to Compass Horizon Funding Company LLC.

5.1	+	Opinion of Latham & Watkins LLP.

10.1	+	Fourth Amended and Restated Registration Rights Agreement, dated February 17, 2012, by and among Singulex, Inc. and certain of its stockholders.

10.2	+	Form of Indemnification Agreement for directors and officers.

10.3(a)	+	Venture Loan and Security Agreement dated November 24, 2010, by and between Singulex, Inc. and Compass Horizon Funding Company LLC.

10.3(b)	+	First Amendment, dated May 6, 2011, to that certain Venture Loan and Security Agreement, dated November 24, 2010, by and between Singulex, Inc. and Compass Horizon Funding Company LLC.

10.3(c)	+	Second Amendment, dated April 3, 2012, to that certain Venture Loan and Security Agreement dated November 24, 2010, by and between Singulex, Inc. and Compass Horizon Funding Company LLC.

10.3(d)	+	Third Amendment, dated September 27, 2012, to that certain Venture Loan and Security Agreement dated November 24, 2010, by and between Singulex, Inc. and Horizon Credit I, LLC.

Exhibit Number		Description
10.4(a)	+	Amended and Restated Loan and Security Agreement, dated May 15, 2007, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(b)	+	Loan and Security Modification Agreement, dated March 18, 2008, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(c)	+	Loan and Security Modification Agreement, dated May 13, 2008, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(d)	+	Loan and Security Modification Agreement, dated July 29, 2009, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(e)	+	Amendment, dated November 30, 2009, to that certain Amended and Restated Loan and Security Agreement, dated May 15, 2007, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(f)	+	Amendment, dated May 27, 2010, to that certain Amended and Restated Loan and Security Agreement, dated May 15, 2007, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(g)	+	Amendment, dated October 8, 2010, to that certain Amended and Restated Loan and Security Agreement, dated May 15, 2007, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(h)	+	Amendment, dated November 23, 2010, to that certain Amended and Restated Loan and Security Agreement, dated May 15, 2007, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(i)	+	Loan and Security Modification Agreement, dated April 2, 2012, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(j)	+	Loan and Security Modification Agreement, dated June 25, 2012, by and between Singulex, Inc. and Bridge Bank, N.A.

10.4(k)	+	Loan and Security Modification Agreement, dated September 26, 2012, by and between Singulex, Inc. and Bridge Bank, N.A.

10.5(a)	+	Net Lease Agreement, dated January 14, 2008, by and between Singulex, Inc. and CN Bay View, LLC.

10.5(b)	+	First Amendment to Lease and Acknowledgement, dated February 29, 2008, by and between Singulex, Inc. and CN Bay View, LLC.

10.5(c)	+	Modification No. 1 to Original Net Lease Agreement, dated December 3, 2010, by and between Singulex, Inc. and Worthington California Investments, LLC.

10.6	†	Sales Agreement, dated June 1, 2010, by and between Singulex, Inc. and BlueWave Healthcare Consultants, Inc.

10.7	†	Exclusive License Agreement for Highly Sensitive System and Methods for Analysis of Troponin, dated November 1, 2008, by and between Singulex, Inc. and The Regents of the University of California.

10.8	†	Supply and License Agreement, dated June 12, 2006, by and among Singulex, Inc., Molecular Probes, Inc. and Invitrogen IP Holdings, Inc.

10.9(a)	#+	Singulex, Inc. 2002 Stock Option Plan, as amended.

10.9(b)	#+	Form of Incentive Stock Option Agreement under the 2002 Stock Option Plan, as amended.

Exhibit Number		Description
10.9(c)	#+	Form of Non-Qualified Stock Option Agreement under the 2002 Stock Option Plan, as amended.

10.10(a)	#+	Singulex, Inc. 2012 Equity Incentive Award Plan.

10.10(b)	#+	Form of Stock Option Grant Notice and Stock Option Agreement under the 2012 Equity Incentive Award Plan.
10.10(c)	#+	Form of Restricted Stock Award Grant Notice under the 2012 Equity Incentive Award Plan.

10.10(d)	#+	Form of Restricted Stock Unit Award Grant Notice under the 2012 Equity Incentive Award Plan.

10.11	#+	Amended and Restated Employment, Confidentiality and Noncompete Agreement, dated March 3, 2009, by and between Singulex, Inc. and Philippe J. Goix, Ph.D.

10.12	#+	Offer letter, dated April 19, 2012, by and between Singulex, Inc. and Michael Bell.

10.13	#+	Offer letter, dated September 27, 2011, by and between Singulex, Inc. and F. Steven Feinberg.

10.14	#+	Offer letter, dated December 19, 2007, by and between Singulex, Inc. and Guido Baechler.

10.15	#+	Offer letter, dated April 1, 2010, by and between Singulex, Inc. and William Hammack.

10.16	+	Lease Agreement, dated August 22, 2012, by and between Singulex, Inc. and Amstar-105, LLC.

16.1	+	Letter from Burr Pilger Mayer, Inc.

23.1	+	Consent of independent registered public accounting firm (Ernst & Young LLP).

23.2	+	Consent of independent registered public accounting firm (Burr Pilger Mayer, Inc.).

23.3	+	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	+	Power of Attorney.

99.1	+	Confidential Draft Submission #1

99.2	+	Confidential Draft Submission #2

+
Previously filed.

†
Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and this exhibit has been filed separately with the SEC.

#
Indicates management contract or compensatory plan.

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EXPLANATORY NOTE
PART II Information Not Required in Prospectus
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
Signatures
Exhibit Index